Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 3, 2018, incorporated by reference in the Registration Statement (Form S-4) of RW Holdings NNN REIT, Inc. for the registration of 110,000 shares of its Class C common stock.

/s/ Ernst & Young LLP

Irvine, California
December 30, 2019